COLE CORPORATE INCOME TRUST, INC.

SUPPLEMENT NO. 7 DATED MARCH 15, 2012

TO THE PROSPECTUS DATED MAY 2, 2011

This document supplements, and should be read in conjunction with, the prospectus of Cole Corporate Income Trust, Inc. dated May 2, 2011, Supplement No. 6 dated February 13, 2012, Supplement No. 5 dated November 18, 2011, Supplement No. 4 dated August 15, 2011, and Supplement No. 3 dated July 22, 2011, which superseded and replaced all prior supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose the following:

(1)	the status of the offering of shares of Cole Corporate Income Trust, Inc.;

(2)	a potential real property investment;

(3)	an update to the “Management – Committees of Our Board of Directors” section of our prospectus;

(4)	an update to the “Management Compensation – Acquisition and Operations Stage” section of our prospectus;

(5)	an update to the “How to Subscribe” section of our prospectus;

(6)	delivery of a revised form of our Initial Subscription Agreement and Additional Subscription Agreement for use by residents of Alabama, as disclosed in Appendices E and F, respectively;

(7)	a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section substantially the same as that which was included in our Annual Report on Form 10-K filed effective March 13, 2012; and

(8)	updated financial information regarding Cole Corporate Income Trust, Inc.

Status of Our Public Offering

The registration statement for our initial public offering of 300,000,000 shares of common stock was declared effective by the Securities and Exchange Commission on February 10, 2011. Of these shares, we are offering 250,000,000 shares in a primary offering and have reserved and are offering 50,000,000 shares pursuant to our distribution reinvestment plan. During the month of February 2012, we accepted investors’ subscriptions for, and issued, approximately 196,000 shares of our common stock in the offering, resulting in gross proceeds to us of approximately $2.0 million. As of March 12, 2012, we had accepted investors’ subscriptions for, and issued, approximately 2.0 million shares of our common stock in the offering, resulting in gross proceeds to us of approximately $20.2 million. We have special escrow provisions for subscriptions from residents of Pennsylvania and Tennessee. The conditions of the special escrow provisions for Pennsylvania and Tennessee have not been satisfied as of the date of this supplement and, therefore, we have not accepted subscriptions from residents of Pennsylvania or Tennessee.

We will offer shares of our common stock pursuant to the offering until February 10, 2013, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering have not been sold by February 10, 2013, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Potential Real Property Investments

Our advisor has identified a potential property as a suitable investment for us. The acquisition of this property is subject to a number of conditions. A significant condition to acquiring this potential acquisition is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price, including any expenses or closing costs in connection with closing the acquisition. An additional condition to acquiring this property may be securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

The property that has been identified is an approximately 40,000 square foot single-tenant office and industrial building located in Harvey, Illinois that is 100% leased to The American Bottling Company (ABC), a Delaware corporation, and guaranteed by Dr. Pepper Snapple Group, Inc., a Delaware corporation. The property is subject to a net lease, which commenced on March 1, 2011. Pursuant to the lease agreement, ABC is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The initial annual base rent under the lease is $282,396, or $6.99 per square foot, and increases every five years by 10% of the then-current annual base rent. The initial term of the lease expires February 29, 2024. ABC has two options to renew the lease, each for an additional five-year term beginning on March 1, 2024 with rents at 97% of the then-current market rental rates. The gross purchase price for the property is approximately $3.9 million, exclusive of closing costs and a related acquisition fee of approximately $78,000. The purchase is expected to be funded with proceeds from our offering.

Other properties may be identified in the future that we may acquire prior to or instead of this property. Due to the considerable conditions that must be satisfied in order for us to acquire this property, we cannot make any assurances that the closing of this acquisition is probable.

Update to the “Management – Committees of Our Board of Directors” section of our prospectus

The “Management – Committees of Our Board of Directors” section on page 57 of the prospectus and all similar discussions appearing throughout the prospectus are superseded and replaced in their entirety as follows:

Committees of our Board of Directors

Our entire board of directors will be responsible for supervising our entire business and considering all major business decisions. However, our bylaws provide that our board of directors may establish such committees as our board of directors believes appropriate and in our best interests. Our board of directors will appoint the members of the committee in our board of directors’ discretion. Our charter and bylaws require that a majority of the members of each committee of our board of directors is comprised of independent directors. Our board of directors may delegate certain responsibilities to any such committee, however the directors’ fiduciary duties cannot be delegated. Committees typically report to the entire board of directors.

Update to the “Management Compensation – Acquisition and Operations Stage” section of our prospectus

The following information supplements the information contained in the “Management Compensation – Acquisition and Operations Stage” section beginning on page 71 of the prospectus:

Our advisor has agreed to waive its right to an advisory fee during the first twelve months following the date we broke escrow and first admitted investors in this offering, which was June 28, 2011. In addition, our advisor has agreed to waive all operating expense reimbursements during the first twelve months following the date we commenced this offering, which was February 10, 2011.

Update to the “How to Subscribe” section of our prospectus

The “How to Subscribe” section on page 163 of the prospectus and all similar discussions appearing throughout the prospectus are superseded and replaced in their entirety as follows:

Persons who meet the applicable minimum suitability standards described in the “Suitability Standards” section of this prospectus and suitability standards determined by such persons’ broker or financial advisor may purchase shares of common stock. After you have read the entire prospectus and the current supplement(s), if any, accompanying this prospectus, if you want to purchase shares, you must proceed as follows:

(1)	Complete the execution copy of the applicable subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it for new investors, is included in this prospectus as Appendix B (residents of Alabama must use the form of subscription agreement included in this prospectus as Appendix E). After you become a stockholder, you may purchase additional shares by completing and signing an additional investment subscription agreement, included in this prospectus as Appendix C (residents of Alabama must use the form of additional investment subscription agreement included in this prospectus as Appendix F).

(2)	Deliver a check to Cole Capital Corporation, or its designated agent, for the full purchase price of the shares being subscribed for, payable to “Cole Corporate Income Trust, Inc.” or, alternatively, “Corporate Income Trust” or “Cole REIT”; however residents in Pennsylvania and Tennessee should make checks payable to “UMB Bank, N.A., Agent for Cole Corporate Income Trust, Inc.” or a recognizable contraction or abbreviation thereof, including but not limited to “UMB Bank, N.A., f/b/o Corporate Income Trust” or “UMB Bank N.A., Agent for Cole REIT.” Subscription funds must be accompanied by a subscription agreement similar to the one contained in this prospectus as Appendix B (residents of Alabama must use the form of subscription agreement included in this prospectus as Appendix E). Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to us for the purchase price of your subscription. The name of the dealer appears on the subscription agreement.

(3)	By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you will attest that you meet the minimum net worth and/or income standards as provided in the “Suitability Standards” section of this prospectus and as stated in the applicable subscription agreement.

An approved trustee must process through us and forward us subscriptions made through IRAs, 401(k) plans and other tax-deferred plans.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. Alabama investors shall have five full business days from receipt of the final prospectus before executing any and all subscription documents and payment for such securities is exchanged.

Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the broker-dealers participating in the offering will promptly submit a subscriber’s check on the business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the suitability review procedures are more lengthy than customary or the subscriber’s subscription documents or check are not in good order, our bank will hold the check in accordance with applicable legal requirements pending our acceptance of your subscription.

We accept or reject subscriptions within 35 days after we receive them. If your subscription agreement is rejected, your funds, without interest or reductions for offering expenses, commissions or fees, will be returned to you within ten business days after the date of such rejection. If your subscription is accepted, we will send you a confirmation of your purchase after you have been admitted as an investor. We admit new investors at least monthly and we may admit new investors more frequently.

Alabama Investor Version of the Initial Subscription Agreement and Additional Subscription Agreement

The prospectus is supplemented to include Forms of our Initial Subscription Agreement and Additional Subscription Agreement for use solely by residents of Alabama, which are attached hereto as Appendices E and F, respectively.

The prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which is substantially the same as that which was included in our Annual Report on Form 10-K for the year ended December 31, 2011. Unless otherwise defined in this supplement, capitalized terms are defined in such annual report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were formed on April 6, 2010 to acquire and operate commercial real estate primarily consisting of single-tenant income producing necessity corporate office and industrial properties net leased to investment grade and other creditworthy tenants located throughout the United States. We commenced our principal operations on June 28, 2011, when we issued the initial 370,727 shares of our common stock in the Offering. We have no paid employees and are externally advised and managed by CCI Advisors, our advisor. We believe we qualify and intend to elect to be taxed as a REIT for federal income tax purposes for the taxable year ended December 31, 2011.

Our operating results and cash flows are primarily influenced by rental income from our commercial property and interest expense on our property’s indebtedness. Rental and other property income accounted for 80.3%, of total revenue for the year ended December 31, 2011. Because 100% of our rentable square feet was under lease as of December 31, 2011, with a remaining lease term of 8.8 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancy caused by tenant bankruptcy or other factors. Our advisor regularly monitors the creditworthiness of our tenant by reviewing the tenant’s financial results, credit rating agency reports, when available, on the tenant’s guarantor, the operating history of the property with the tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of our tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

As of December 31, 2011, the debt leverage ratio of our consolidated real estate assets, which is the ratio of debt to total gross real estate and related assets net of gross intangible lease liabilities, was 69.0%. However, subsequent to December 31, 2011, we paid down an additional $3.0 million on the Series C Loan. As a result of this repayment, the debt leverage ratio as of March 9, 2012 is 60%.

Should we acquire additional commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on any new indebtedness used to acquire such properties. We may manage our risk of changes in real estate prices on future property acquisitions, when applicable, by entering into purchase agreements and loan commitments simultaneously so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, when applicable, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.

Recent Market Conditions

Beginning in late 2007, domestic and international financial markets experienced significant disruptions that were brought about in large part by challenges in the world-wide banking system. These disruptions severely impacted the availability of credit and contributed to rising costs associated with obtaining credit. In 2010, the volume of mortgage lending for commercial real estate began increasing and lending terms improved; however, such lending activity continues to be significantly less than previous levels. Although lending market conditions have improved, certain factors continue to negatively affect the lending environment, including the sovereign credit issues of certain countries in the European Union. We may experience more stringent lending criteria, which may affect our ability to finance certain property acquisitions or refinance any debt at maturity. For properties for which we are able to obtain financing, the interest rates and other terms on such loans may be unacceptable. We expect to manage the current mortgage lending environment by considering alternative lending sources, including the securitization of debt, utilizing fixed rate loans, short-term variable rate loans, assuming existing mortgage loans in connection with property acquisitions, or entering into interest rate lock or swap agreements, or any combination of the foregoing. We may also acquire properties for cash without financing, which would reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. If we are unable to obtain suitable financing for future acquisitions or we are unable to identify suitable properties at appropriate prices in the current credit environment, we may have a larger amount of uninvested cash, which may adversely affect our results of operations. We will continue to evaluate alternatives in the current market, including purchasing or originating debt backed by real estate, which could produce attractive yields in the current market environment.

The economic downturn led to high unemployment rates and a decline in consumer spending. These economic trends have adversely impacted the real estate markets by causing higher tenant vacancies, declining rental rates and declining property values. In 2011, the economy improved and continues to show signs of recovery. Additionally, the real estate markets have observed an improvement in property values, occupancy and rental rates; however, in many markets property values, occupancy and rental rates continue to be below those previously experienced before the economic downturn. However, if the recent improvements in economic conditions do not continue, we may experience vacancies or be required to reduce rental rates on occupied space. If we do experience vacancies, CCI Advisors will actively seek to lease our vacant space, however, such space may be leased at lower rental rates and for shorter lease terms than previously experienced.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

The critical accounting policies outlined below have been discussed with members of the audit committee of the board of directors.

Investment in and Valuation of Real Estate and Related Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate and related assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate and related assets and leasing costs. All repairs and maintenance are expensed as incurred.

Assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of our assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related assets may not be recoverable. Impairment indicators that we consider include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions, and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates, or other circumstances. When indicators of potential impairment are present, we assess the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the real estate and related intangible assets to their fair value and recognize an impairment loss. Generally fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. During the year ended December 31, 2011, we did not identify any impairment indicators related to the Medtronic Property.

When developing estimates of expected future cash flows we make certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating the future cash flow analysis could result in a different assessment of the property’s future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the carrying value of our real estate and related assets.

When a real estate asset is identified by us as held for sale, we cease depreciation of the assets and estimate the fair value, net of selling costs. If, in our opinion, the fair value, net of selling costs, of the asset is less than the carrying value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property, net of selling costs. We had no assets identified as held for sale as of December 31, 2011.

Allocation of Purchase Price of Real Estate and Related Assets

Upon the acquisition of real properties, we allocate the purchase price of such properties to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses are expensed as incurred. We utilize independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). We obtain an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to us, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by our management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in our allocation decisions other than providing this market information.

The fair values of above market and below market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which are generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease values are capitalized as intangible lease assets or liabilities, respectively. Above market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not we expect a tenant to execute a bargain renewal option, we evaluate economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, our relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market and below market in-place lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of our purchase price, which could impact our results of operations.

We will estimate the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable will initially be recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the mortgage note’s outstanding principal balance will be amortized to interest expense over the term of the respective mortgage note payable.

Revenue Recognition

We expect that certain properties will have leases where minimum rental payments increase during the term of the lease. We record rental income for the full term of each lease on a straight-line basis. When we acquire a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of determining the straight line basis. We will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period when such costs are incurred.

Income Taxes

We believe we qualify and intend to elect to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986. As a REIT, we are required to distribute at least 90% of our taxable income (excluding capital gains) to our stockholders. In addition, we generally will not be subject to federal corporate income tax to the extent we distribute our taxable income to our stockholders. REITs are subject to a number of other organizational and operational requirements. Even if we elect to be taxed as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

Results of Operations

On June 28, 2011, we commenced our principal operations and on June 30, 2011, we acquired one single-tenant freestanding commercial property. Because we did not commence principal operations until June 28, 2011, comparative financial data is not presented for the period from April 6, 2010 (the “Date of Inception”) to December 31, 2010.

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate investments.

Year Ended December 31, 2011

Revenue for the year ended December 31, 2011 totaled $1.8 million. Our revenue consisted primarily of rental and other property income of $1.5 million related to the Medtronic Property, which accounted for 80.3% of our total revenue. We also paid certain operating expenses subject to reimbursement by the tenant, which resulted in $362,000 in tenant reimbursement income during the year ended December 31, 2011.

General and administrative expenses for the year ended December 31, 2011 totaled $471,000, which primarily related to fees paid to our independent directors, insurance, legal fees, accounting fees and other organization costs. For the year ended December 31, 2011, property operating expenses totaled $367,000, primarily related to taxes, repairs and maintenance. Depreciation and amortization expenses totaled $643,000, and acquisition related costs totaled $719,000.

During the year ended December 31, 2011, we incurred interest expense of $791,000 related to the $32.0 million of fixed rate loans we incurred in connection with the acquisition of the Medtronic Property, of which $9.3 million was repaid. Subsequent to December 31, 2011, the Company repaid an additional $3.0 million on the Series C Loan. Our debt financing costs in future periods will vary based on our level of future borrowings, which will depend on the level of investor proceeds raised, the cost and availability of borrowings, and the opportunity to acquire real estate assets fitting our investment needs.

Portfolio Information

As of December 31, 2011, we owned one single-tenant office building located in San Antonio, Texas, which accounted for 100% of our rental revenues. The property is 100% leased to one tenant in the healthcare industry with an average lease term remaining of 8.8 years.

Distributions

In August 2011, our board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.001781016 per share (which equates to 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period, commencing on October 1, 2011 and ending on December 31, 2011. In November 2011, our board of directors authorized a daily distribution, based on 366 days in the calendar year, of $0.001776144 per share (which equates to 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period, commencing on January 1, 2012 and ending on March 31, 2012.

During the year ended December 31, 2011, we paid distributions of $214,000, including $132,000 through the issuance of shares pursuant to our DRIP. Our 2011 distributions were funded 100% by net cash provided by operating activities of $433,000.

Share Redemptions

Our share redemption program permits our stockholders to sell their shares back to us after they have held them for at least one year, subject to the significant conditions and limitations described below. The share redemption program provides that we will redeem shares of our common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. We will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid. Funding for the redemption of shares will be limited to the net proceeds we receive from the sale of shares under our DRIP. In addition, we will redeem shares on a quarterly basis, at the rate of approximately 1.25% of the weighted average number of shares outstanding during the trailing 12 month period ending on the last day of the fiscal quarter for which the redemptions are being paid. As of December 31, 2011, none of our stockholders were eligible to request redemptions of their shares as no stockholder had held their shares for at least one year. See Note 11 to the consolidated financial statements included in this prospectus supplement for additional terms of the share redemption program.

Liquidity and Capital Resources

General

Our principal demands for funds will be for real estate and real estate related investments, for the payment of acquisition related costs, operating expenses, distributions and redemptions to stockholders and principal and interest on any current and any future indebtedness. Generally, cash needs for items other than acquisitions and acquisition related expenses will be generated from operations of our current and future investments. We expect to meet cash needs for acquisitions from the net proceeds of the Offering and from debt financings. The sources of our operating cash flows will primarily be provided by the rental income received from current and future leased properties. We expect to continue to raise capital through the Offering and to utilize such funds and future proceeds from secured or unsecured financing to complete future property acquisitions. As of December 31, 2011, we had raised $13.5 million of gross proceeds from the Offering.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for operating expenses, distributions and interest and principal on current and any future debt financings. We expect to meet our short-term liquidity requirements through net cash flows provided by operations and proceeds from the Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our expected future acquisitions. As of December 31, 2011, we had $1.0 million of restricted cash that was due to our tenant for which we received a credit at the closing of the acquisition of the Medtronic Property. On February 6, 2012, our tenant satisfied the conditions required for reimbursement, as outlined in the purchase agreement for the Medtronic acquisition, for tenant and capital improvements completed by the tenant. Upon reimbursing the tenant, the lender released to us the restricted cash of $1.0 million.

We expect our operating cash flows to increase as we acquire additional properties. We expect that approximately 87.2% of the gross proceeds from the sale of our common stock will be invested in real estate, and real estate related assets, approximately 10.5% will be used to pay sales commissions, dealer manager fees and offering and organizational expenses, with the remaining 2.3% used to pay acquisition and advisory fees and acquisition expenses. CCI Advisors pays the organizational and other offering costs associated with the sale of our common stock, which we reimburse in an amount up to 1.5% of the gross proceeds of the Offering. As of December 31, 2011, CCI Advisors had paid offering and organization costs of $3.0 million in connection with the Offering, of which $2.8 million was not included in our consolidated financial statements in this prospectus supplement because such costs were not a liability to us as they exceeded 1.5% of gross proceeds from the Offering. This amount may become payable to CCI Advisors as we continue to raise proceeds in the Offering.

We have one note payable to affiliate that will mature on December 31, 2012. As of December 31, 2011, the principal balance of the loan was $4.7 million, with accrued interest due upon payment or maturity. On February 2, 2012, we repaid an additional $3.0 million in principal and related accrued interest of $25,000. We expect to repay the note payable to affiliate using net cash flows provided by operations and proceeds from the Offering.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate and real estate related investments and the payment of acquisition related expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on any current and future indebtedness. We expect to meet our long-term liquidity requirements through proceeds from the sale of our common stock, proceeds from secured or unsecured borrowings from banks and other lenders, and net cash flows provided by operations.

We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we may use other sources to fund distributions, as necessary, including proceeds from our Offering and/or future borrowings. To the extent that cash flows from operations are lower because of fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, certain capital expenditures identified at acquisition, repayments of outstanding debt or distributions to our stockholders.

As of December 31, 2011, we issued approximately 1.4 million shares of our common stock in the Offering resulting in gross proceeds of $13.5 million and we did not redeem any shares. In addition, as of December 31, 2011, we had $22.7 million of debt outstanding, which is fixed at a rate of 4.65%.

Our contractual obligations as of December 31, 2011 were as follows:

	September 30,	September 30,		September 30,	September 30,	September 30,
	Payments due by period (1)
		Less Than 1				More Than 5
	Total	Year		1-3 Years	4-5 Years	Years
Principal payments—fixed rate debt	$22,696,155	$4,696,155	(3)	$—	$18,000,000	$—
Interest payments—fixed rate debt (2)	3,866,210	929,735		2,511,000	425,475	—

Total	$26,562,365	$5,625,890		$2,511,000	$18,425,475	$—

(1)	The table does not include future amounts that may be due to CCI Advisors or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.

(2)	Our Series C Loan accrues interest at a rate of 4.65%, with the accrued interest due upon maturity of the loan on December 31, 2012.

(3)	We paid down $3.0 million of the Series C Loan on February 2, 2012, and the remaining principal balance is amortized over the remaining note term.

We expect to incur additional borrowings in the future to acquire additional properties and make other real estate related investments. There is no limitation on the amount we may borrow against any single improved property. Our future borrowings will not exceed 300% of our net assets as of the date of any borrowing, which is the maximum level of indebtedness permitted under the NASAA REIT Guidelines; however, we may exceed that limit if approved by a majority of our independent directors. Our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless the excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. During the year ended December 31, 2011, we obtained borrowings that caused our ratio to exceed the 60% limitation, which was approved by our independent directors. The independent directors believed such borrowing levels were justified for the following reasons:

•	the borrowings enabled us to purchase an initial property and earn rental income more quickly;

•

the property acquisition was likely to increase the net offering proceeds from the Offering by allowing us to show potential investors actual acquisitions, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital; and

•	based on expected equity sales at the time the high leverage was likely to exceed the charter’s guidelines only for a limited period of time.

Cash Flow Analysis

Year Ended December 31, 2011

Operating Activities. Net cash provided by operating activities was $433,000 for the year ended December 31, 2011, due to an increase in accounts payable and accrued expenses of $809,000 and an increase in deferred rental income received of $304,000. These increases were partially offset by an increase in prepaid expenses of $149,000 and a net loss of $1.1 million, which was reduced by non-cash depreciation and amortization of $628,000. Our net loss for the period was primarily due to acquisition related costs expensed of $719,000. See “Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities. Net cash used in investing activities was $33.2 million for the year ended December 31, 2011, resulting from the acquisition of the Medtronic Property.

Financing Activities. Net cash provided by financing activities increased $34.5 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was primarily due to proceeds from the issuance of common stock under the Offering of $13.4 million, net proceeds from notes payable of $32.0 million, offset by loan pay offs and repayments of $9.3 million, and the payment of offering costs of $1.3 million and deferred financing costs of $278,000.

Period Ended December 31, 2010

As of December 31, 2010, we had not commenced principal operations. Accordingly, a cash flow analysis for the period from April 6, 2010 (Date on Inception) to December 31, 2010 is not meaningful.

Election as a REIT

We believe we qualify and intend to elect to be taxed as a REIT under the Internal Revenue Code, beginning with the year ended December 31, 2011. To qualify and maintain our status as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income for four years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated unaudited financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying financial statements.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. We expect there will be provisions in many of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions may include rent steps and clauses enabling us to receive payment of additional rent calculated as a percentage of the tenants’ gross sales above pre-determined thresholds. In addition, we expect most of our leases will require the tenant to pay all or a majority of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs. However, because of the long-term nature of leases for real property, such leases may not re-set frequently enough to adequately offset the effects of inflation.

Commitments and Contingencies

We may be subject to certain contingencies and commitments with regard to certain transactions. Refer to Note 8 to the consolidated financial statements in this prospectus supplement for further explanations.

Related-Party Transactions and Agreements

We have entered into agreements with CCI Advisors and its affiliates, whereby we have paid, and will continue to pay, certain fees to, or reimburse certain expenses of, CCI Advisors or its affiliates for acquisition and advisory fees and expenses, organization and offering costs, sales commissions, dealer manager fees and expenses, leasing fees and reimbursement of certain operating costs. See Note 9 to the consolidated financial statements included in this prospectus supplement for a further explanation of the various related-party transactions, agreements and fees.

Conflicts of Interest

Affiliates of CCI Advisors act as sponsors, general partners or advisors to various private real estate limited partnerships and other real estate-related programs, including CCPT I, CCPT II, CCPT III, CCPT IV and Income NAV. As such, there are conflicts of interest where CCI Advisors or its affiliates, while serving in the capacity as sponsor, general partner, key personnel or advisor for other real estate programs sponsored by Cole Real Estate Investments, may be in conflict with us in connection with providing services to other real estate related programs related to property acquisitions, property dispositions, and property management among others. The compensation arrangements between affiliates of CCI Advisors and these other real estate programs sponsored by Cole Real Estate Investments could influence the advice to us.

Subsequent Events

Certain events occurred subsequent to December 31, 2011 through March 12, 2012. Refer to Note 14 to the consolidated financial statements in this prospectus supplement for further explanations.

Impact of Recent Accounting Pronouncements

Reference is made to Note 2 to the consolidated financial statements included in this prospectus supplement that have been issued but not yet applied by us that we believe will have a material impact on our consolidated financial statements.

Off Balance Sheet Arrangements

As of December 31, 2011, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

The prospectus is hereby supplemented with the following financial information, which is excerpted from our Annual Report on Form 10-K for the year ended December 31, 2011.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements	Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2011 and 2010	F-3

Consolidated Statement of Operations for the Year Ended December 31, 2011	F-4

Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2011 and for the Period from April 6, 2010 (Date of Inception) to December 31, 2010	F-5

Consolidated Statements of Cash Flows for the Year Ended December 31, 2011 and for the Period from April 6, 2010 (Date of Inception) to December 31, 2010	F-6

Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cole Corporate Income Trust, Inc.

Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Cole Corporate Income Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, the related consolidated statement of operations for the year ended December 31, 2011, and the consolidated statements of stockholders’ equity and cash flows for the year ended December 31, 2011 and for the period from April 6, 2010 (date of inception) to December 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cole Corporate Income Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, the results of their operations for the year ended December 31, 2011, and their cash flows for the year ended December 31, 2011 and for the period from April 6, 2010 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 9, 2012

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Investment in real estate assets:
Land	$3,956,317	$—
Building and improvements, less accumulated depreciation of $443,431	26,646,463	—
Acquired intangible lease asset, less accumulated amortization of $199,773	3,242,461	—

Total investment in real estate assets, net	33,845,241	—
Cash and cash equivalents	1,880,515	200,000
Restricted cash	1,383,129	—
Prepaid expenses	149,459	—
Due from affiliates	14,739	—
Deferred financing costs, less accumulated amortization of $24,236	199,481	—

Total assets	$37,472,564	$200,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable	$18,000,000	$—
Note payable to affiliates	4,696,155	—
Accounts payable and accrued expenses	1,838,570	—
Escrowed investor proceeds	65,000
Acquired below market lease intangible, less accumulated amortization of $93,549	1,518,367	—
Distributions payable	72,447	—
Deferred rental income	303,819	—

Total liabilities	26,494,358	—

Commitments and contingencies
Redeemable common stock	131,702	—

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 490,000,000 shares authorized, 1,383,441 and 20,000 shares issued and outstanding, respectively	13,834	200
Capital in excess of par value	12,262,806	199,800
Accumulated distributions in excess of earnings	(1,430,136)	—

Total stockholders’ equity	10,846,504	200,000

Total liabilities and stockholders’ equity	$37,472,564	$200,000

The accompanying notes are an integral part of these consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2011
Revenues:
Rental and other property income	$1,478,942
Tenant reimbursement income	362,202

Total revenue	1,841,144

Expenses:
General and administrative expenses	470,927
Property operating expenses	367,197
Acquisition related expenses	718,839
Depreciation	443,431
Amortization	199,773

Total operating expenses	2,200,167

Operating loss	(359,023)

Other income (expense):
Interest and other income	6,930
Interest expense	(791,145)

Total other expense	(784,215)

Net loss	$(1,143,238)

Weighted average number of common shares outstanding
Basic and diluted	450,165

Net loss per common share:
Basic and diluted	$(2.54)

The accompanying notes are an integral part of these consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated Distributions in Excess of Earnings
	Common Stock		Capital in Excess of Par Value		Total Stockholders’ Equity
	Number of
	Shares	Par Value
Balance, April 6, 2010 (Date of Inception)	—	$—	$—	$—	$—
Issuance of common stock to Cole Holdings Corporation	20,000	200	199,800	—	200,000

Balance, December 31, 2010	20,000	200	199,800	—	200,000
Issuance of common stock	1,363,441	13,634	13,481,345	—	13,494,979
Distributions to investors	—	—	—	(286,898)	(286,898)
Commissions on stock sales and related dealer manager fees	—	—	(1,082,121)	—	(1,082,121)
Other offering costs	—	—	(204,516)	—	(204,516)
Redeemable common stock	—	—	(131,702)	—	(131,702)
Net loss	—	—	—	(1,143,238)	(1,143,238)

Balance, December 31, 2011	1,383,441	$13,834	$12,262,806	$(1,430,136)	$10,846,504

The accompanying notes are an integral part of these consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	September 30,	September 30,
	Year Ended December 31, 2011	April 6, 2010 (Date of Inception) to December 31, 2010
Cash flows from operating activities:
Net loss	$(1,143,238)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	443,431	—
Amortization of intangible lease assets and below market lease intangible, net	106,224	—
Amortization of deferred financing costs	78,371	—
Changes in assets and liabilities:
Prepaid expenses	(149,459)	—
Accounts payable and accrued expenses	808,590	—
Deferred rental income	303,819	—
Due from affiliates	(14,739)	—

Net cash provided by operating activities	432,999	—

Cash flows from investing activities:
Investment in real estate assets	(31,846,549)	—
Change in restricted cash	(1,383,129)	—

Net cash used in investing activities	(33,229,678)	—

Cash flows from financing activities:
Proceeds from issuance of common stock	13,363,277	200,000
Offering costs on issuance of common stock	(1,286,637)	—
Distributions to investors	(82,749)	—
Proceeds from notes payable	23,000,000	—
Repayment of notes payable	(5,000,000)	—
Proceeds from note payable to affiliates	9,000,000	—
Repayment of note payable to affiliates	(4,303,845)	—
Payment of loan deposit	(150,000)	—
Refund of loan deposit	150,000	—
Escrowed investor proceeds	65,000	—
Deferred financing costs paid	(277,852)	—

Net cash provided by financing activities	34,477,194	200,000

Net increase in cash and cash equivalents	1,680,515	200,000
Cash and cash equivalents, beginning of period	200,000	—

Cash and cash equivalents, end of period	$1,880,515	$200,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$72,447	$—
Accrued capital expenditures	$1,029,980	$—
Common stock issued through distribution reinvestment plan	$131,702	$—
Supplemental Cash Flow Disclosures:
Interest paid	$634,289	$—

The accompanying notes are an integral part of these consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

Cole Corporate Income Trust, Inc. (the “Company”) is a Maryland corporation that was formed on April 6, 2010 (Date of Inception) and believes it qualifies and intends to elect to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes beginning with the taxable year ended December 31, 2011. The Company is the sole general partner of and owns a 99.99% partnership interest in Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership (“CCI OP”). Cole Corporate Income Advisors, LLC (“CCI Advisors”), the advisor to the Company, is the sole limited partner and owner of an insignificant noncontrolling partnership interest of less than 0.01% of CCI OP.

On February 10, 2011, pursuant to a registration statement filed on Form S-11 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), the Company commenced its initial public offering on a “best efforts” basis of a minimum of 250,000 shares and a maximum of 250,000,000 shares of its common stock at a price of $10.00 per share, and up to 50,000,000 additional shares pursuant to a distribution reinvestment plan (the “DRIP”) under which its stockholders may elect to have distributions reinvested in additional shares at a price of $9.50 per share (the “Offering”).

On June 28, 2011, the Company issued the initial 370,727 shares in the Offering and commenced principal operations. As of December 31, 2011, the Company has issued approximately 1.4 million shares of its common stock in the Offering for gross offering proceeds of $13.5 million before offering costs and selling commissions of $1.3 million. The Company intends to use substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio of commercial real estate investments primarily consisting of single-tenant, income-producing necessity corporate office and industrial properties, which are leased to creditworthy tenants and strategically located throughout the United States. The Company expects that most of its properties will be subject to “net” leases, whereby the tenant will be primarily responsible for the property’s cost of repairs, maintenance, property taxes, utilities, insurance and other operating costs. As of December 31, 2011, the Company owned one property (the “Medtronic Property”), comprising 145,025 rentable square feet of single-tenant commercial space located in Texas, which was 100% leased.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”), in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Consolidated results of operations for the period from April 6, 2010 (Date of Inception) to December 31, 2010 have not been presented because the Company had not begun its principal operations during such period, and had no revenue or expenses during the period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment in and Valuation of Real Estate and Related Assets

The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate and related assets and related assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate and related assets. All repairs and maintenance are expensed as incurred.

Real estate assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company’s real estate and related assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions, and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, the Company will adjust the real estate and related assets to their respective fair values and recognize an impairment loss. Generally fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. As of December 31, 2011, the Company had not identified any impairment indicators related to the Medtronic Property.

When developing estimates of future cash flows, the Company makes assumptions such as future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the number of months needed to re-lease the property, required tenant improvements and the number of years the property is held for investment. The use of alternative assumptions in estimating future cash flows could result in a different assessment of the property’s future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the carrying value of the real estate and related assets.

When a real estate asset is identified as held for sale, the Company will cease depreciation of the assets and estimate the fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the net book value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no properties identified as held for sale as of December 31, 2011.

Allocation of Purchase Price of Real Estate Assets

Upon the acquisition of real properties, the Company allocates the purchase price of such properties to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses are expensed as incurred. The

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above market and below market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which are generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease values are capitalized as intangible lease assets or liabilities, respectively. Above market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not a tenant will execute a bargain renewal option, we evaluate economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, our relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market and below market in-place lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are determined using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The determination of the fair values of the real estate and related assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could impact the Company’s results of operations.

The Company will estimate the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financings with similar maturities. Assumed mortgage notes payable will initially be recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the mortgage note’s outstanding principal balance will be amortized to interest expense over the term of the respective mortgage note payable.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company considers investments in highly liquid money market accounts to be cash equivalents.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Cash

Restricted cash as of December 31, 2011 included $1.0 million held by a lender that was due to the Company’s tenant, for which the Company received a credit at the closing of the acquisition of the Medtronic Property. On February 6, 2012, the tenant satisfied the conditions required for reimbursement of tenant and capital improvements.

Also included in restricted cash as of December 31, 2011, was $300,000 held in a lender cash management account. As part of the debt agreement discussed in Note 6 to the consolidated financial statements, rent from the Company’s tenant is deposited directly into a lockbox account, from which the monthly debt service payment is disbursed to the lender and the excess funds are disbursed to the Company. In addition, restricted cash includes $65,000 of escrowed investor proceeds for which shares of common stock had not been issued as of December 31, 2011. The Company had no restricted cash as of December 31, 2010.

Prepaid Expenses

Prepaid expenses include expenses paid as of the balance sheet date that relate to future periods and will be expensed or reclassified to another account during the period to which the costs relate. Any amounts with no future economic benefit are charged to earnings when identified.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized on a straight-line basis over the term of the related financing arrangement, which approximates the effective interest method. Amortization of deferred financing costs was $78,000 for the year ended December 31, 2011, which includes $54,000 in costs written off in connection with the repayment of the Mezzanine Loan, as discussed in Note 6 to the consolidated financial statements. There were no deferred financing costs as of December 31, 2010.

Concentration of Credit Risk

As of December 31, 2011, the Company had cash on deposit, including restricted cash, at one financial institution that had deposits in excess of federally insured levels totaling $699,000; however, the Company has not experienced any losses in such account. The Company limits significant cash holdings to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

As of December 31, 2011, the Company had one tenant in the healthcare industry, located in Texas, which accounted for 100% of the Company’s rental revenues.

Revenue Recognition

The Company expects that certain properties will have leases where minimum rental payments increase during the term of the lease. The Company records rental income for the full term of each lease on a straight-line basis. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of determining the straight-line basis. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

The Company believes it qualifies and intends to make an election to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2011. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it distributes at least 90% of its taxable income (excluding capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Offering and Related Costs

CCI Advisors funds all of the organization and offering expenses on the Company’s behalf and may be reimbursed for such costs up to 1.5% of the gross offering proceeds. As of December 31, 2011, CCI Advisors has incurred $3.0 million of costs related to the organization of the Company and the Offering, of which the Company has reimbursed $205,000. The remaining $2.8 million of costs related to the organization of the Company and the Offering were not included in the financial statements of the Company as of December 31, 2011 because such costs were not a liability of the Company as they exceeded 1.5% of gross proceeds from the Offering. Offering costs include items such as legal and accounting fees, marketing, promotional and printing costs. All offering costs are recorded as a reduction of capital in excess of par value. This amount may become payable to CCI Advisors as the Company continues to raise proceeds in the Offering

Due from Affiliates

As of December 31, 2011, $15,000 was due from CCI Advisors and its affiliates primarily related to amounts paid by the Company on the advisor’s behalf.

Stockholders’ Equity

As of December 31, 2011 and December 31, 2010, the Company was authorized to issue 490,000,000 shares of common stock and 10,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. The Company’s board of directors may authorize additional shares of capital stock and amend their terms without obtaining shareholder approval. The par value of investor proceeds raised from the Offering is classified as common stock, with the remainder allocated to capital in excess of par value.

Distributions Payable and Distribution Policy

To the extent funds are available, the Company intends to pay regular distributions to stockholders. Distributions are paid to stockholders of record as of the applicable record dates.

The Company’s board of directors has authorized a daily distribution, based on 365 days, of $0.001781016 per share (which equates to 6.50% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period commencing on October 1, 2011 and ending on December 31, 2011. As of December 31, 2011, the Company had distributions payable of $72,000. The distributions were paid in January 2012, of which $40,000 was reinvested in shares through the DRIP.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share

Earnings per share are calculated based on the weighted average number of common shares outstanding during each period presented. Diluted income per share considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the periods ended December 31, 2011 and 2010, respectively.

Redeemable Common Stock

Under the Company’s share redemption program described in Note 11 to the consolidated financial statements, the Company’s requirement to redeem its shares is limited to the net proceeds received by the Company from the sale of shares under the DRIP, net of shares redeemed to date. As of December 31, 2011, the Company had issued 13,863 shares of common stock under the DRIP for cumulative proceeds of $132,000, and had not redeemed any shares. Changes in the value of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.

Reportable Segments

The Company has one operating and reportable segment consisting of a commercial property.

Interest

Interest is charged to interest expense as it accrues. No interest costs were capitalized during the periods ended December 31, 2011 and 2010.

Recent Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, (“ASU 2010-29”), which clarifies the manner in which pro forma disclosures are calculated and provides additional disclosure requirements regarding material nonrecurring adjustments recorded as a result of a business combination. ASU 2010-29 was effective for the Company upon the acquisition of the Medtronic Property, and its provisions were applied to the pro forma information presented in Note 4 to the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurements and Disclosures (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, (“ASU 2011-04”), which converges guidance between GAAP and International Financial Reporting Standards to provide a uniform framework of fair value measurements and requires additional disclosures including quantifiable information about unobservable inputs used, a description of valuation processes used and a qualitative discussion about the sensitivity of the measurements to changes in unobservable inputs for Level 3 fair value measurements. ASU 2011-04 became effective for the Company on January 1, 2012. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, (“ASU 2011-05”), which improves the comparability, consistency and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. ASU 2011-05 will be effective for the Company on January 1, 2012. The adoption of ASU 2011-05 is not expected to have a material impact on the Company’s consolidated financial statements.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 — FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined by GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 — Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Cash and cash equivalents, prepaid expenses, restricted cash, and accounts payable and accrued expenses — The Company considers the carrying values of these financial instruments to approximate fair value because of the short period of time between origination of the instruments and their expected realization.

Note payable and note payable to affiliates — The fair value is estimated using a discounted cash flow technique based on estimated borrowing rates available to the Company as of the measurement date. The estimated fair value of the notes payable, including notes payable to affiliates, was $22.7 million as of December 31, 2011, which approximated the carrying value on such date. The Company had no notes payable outstanding as of December 31, 2010.

Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial instruments.

NOTE 4 — REAL ESTATE ACQUISITION

On June 30, 2011, the Company acquired a 100% interest in a commercial property leased to Minimed Distribution Corp. (“Minimed”), a wholly-owned subsidiary of Medtronic, Inc., which guarantees the lease, on an approximately 9.64 acre site located in San Antonio, Texas for a gross purchase price of $32.9 million, exclusive of closing costs. The Medtronic Property was acquired by purchasing 100% of the membership interests in Cole OF San Antonio TX, LLC (“OF San Antonio”) from Series C, LLC (“Series C”), an affiliate of

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company’s advisor. OF San Antonio owns as its only asset the Medtronic Property. The Medtronic Property is 100% leased to Minimed, subject to a net lease, with annual base rent of $2,755,475. The initial term of the lease expires October 31, 2020. A majority of the Company’s board of directors (including all of the Company’s independent directors) not otherwise interested in the acquisition approved the acquisition as being fair and reasonable, and determined that the cost does not exceed the lesser of the current appraised value of the Medtronic Property or the cost of the property to Series C. The Medtronic Property was acquired through the use of loan proceeds and proceeds from the Offering. The Company allocated the purchase price of the Medtronic Property to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation:

December 31, 2011
Land	$3,956,317
Building and improvements	27,072,394
Acquired in-place lease	3,433,205
Acquired below-market lease	(1,611,916)

Total purchase price	$32,850,000

In addition, the Company recorded a payable for an unpaid tenant improvement allowance assumed, for which a credit was received at the closing of the acquisition. Subsequent to December 31, 2011, the tenant satisfied the conditions required, as outlined in the purchase agreement, and the lender released the related restricted cash of $1.0 million.

The Company recorded revenue of $1.8 million and net loss of $682,000 for the year ended December 31, 2011 from the Medtronic Property. The Company expensed $719,000 of acquisition related costs for the year ended December 31, 2011.

The following information summarizes selected financial information of the Company, as if the Medtronic Property was acquired and the Company commenced material operations on April 6, 2010 (Date of Inception) for each period presented below. The Company’s calculation assumes that the Company has raised sufficient proceeds from the Offering to repay $14.0 million in debt prior to January 1, 2011, which results in a decrease to the pro forma interest expense. In addition, the estimated revenue, property operating expenses, and general and administrative expenses are based on historical operating results of the Medtronic Property. The table below presents the Company’s estimated revenue and net loss, on a pro forma basis, for the year ended December 31, 2011, and for the period from April 6, 2010 (Date of Inception) to December 31, 2010:

		For the Period
		from April 6, 2010
		(Date of Inception) to
	December 31, 2011	December 31, 2010
Pro Forma Basis (unaudited):
Revenue	$3,642,625	$2,694,545
Net loss	$(10,501)	$(1,081,156)

The unaudited pro forma information for the year ended December 31, 2011 was adjusted to exclude $719,000 of acquisition costs related to the acquisition of the Medtronic Property. These costs were recognized in the unaudited pro forma information for the period from April 6, 2010 (Date of Inception) to December 31, 2010. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transaction occurred at the beginning of each period presented, nor does it purport to represent the results of future operations.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 — ACQUIRED INTANGIBLE LEASE ASSET

The acquired intangible lease asset consisted of the following:

	As of December 31,
	2011	2010
Acquired in place lease, net of accumulated amortization of $199,773 (with a life of 106 months)	$3,242,461	$—

	$3,242,461	$—

Amortization expense related to the intangible lease asset for the year ended December 31, 2011, was $200,000.

Estimated amortization expense relating to the intangible lease asset for the five years and thereafter subsequent to December 31, 2011 is as follows:

Amortization of
Years Ending December 31:	Leases In-Place
2012	$368,000
2013	$368,000
2014	$368,000
2015	$368,000
2016	$368,000

NOTE 6 — NOTES PAYABLE

As of December 31, 2011, the Company had total notes payable and note payable to affiliates of $22.7 million with a fixed interest rate of 4.65% and a weighted average remaining term of 3.78 years.

During the year ended December 31, 2011, in connection with the acquisition of the Medtronic Property, the Company entered into a $23.0 million mortgage loan with Wells Fargo Bank, National Association (the “Wells Fargo Loan”), and a $9.0 million subordinate loan with Series C, LLC (the “Series C Loan”). The Wells Fargo Loan, which is secured by the Medtronic Property and matures on July 1, 2016, consisted of (1) an $18.0 million loan that bears a fixed interest rate of 4.65% with monthly interest only payments (the “Mortgage Loan”) and (2) a $5.0 million loan with interest only payments at a fixed interest rate of 4.65% until December 31, 2011 and 10.0% thereafter (the “Mezzanine Loan”). The Mortgage Loan generally may not be prepaid without premium or penalty; however, the Mezzanine Loan may be prepaid at any time without penalty or premium. On November 1, 2011, the Company repaid the $5.0 million Mezzanine Loan. The Series C Loan is full recourse to the Company and bears interest at a fixed interest rate of 4.65% with accrued interest and principal due upon payment or maturity on December 31, 2012. On December 5, 2011 and December 22, 2011, the Company repaid $3.3 million and $1.0 million, respectively, of principal on the Series C Loan. In connection with these principal payments, the Company paid a total of $196,000 in accrued interest. As of December 31, 2011, the remaining balance of the Series C Loan was $4.7 million. Subsequent to December 31, 2011, the Company repaid an additional $3.0 million on the Series C Loan.

In the event the Wells Fargo Loan or the Series C Loan are not paid off on the respective maturity dates, the loans include default provisions. Upon the occurrence of an event of default, interest on the Wells Fargo Loan will accrue at an annual default interest rate equal to 5% above the stated interest rate and interest on the Series C Loan will accrue at an annual default interest rate equal to 4% above the stated interest rate.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Series C Loan has been approved by a majority of the Company’s board of directors (including all of the Company’s independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to the Company than a comparable loan between unaffiliated parties. In addition, a majority of the Company’s board of directors (including all of the Company’s independent directors) not otherwise interested in such transaction have determined that borrowing in excess of 60% of the greater of cost (before deducting depreciation and other non-cash reserves) or fair market value of the Company’s gross assets is justified and in the best interest of the Company’s stockholders.

Maturities

The following table summarizes the scheduled aggregate principal repayments for the Company’s fixed rate debt for the five years and thereafter subsequent to December 31, 2011:

Years Ending December 31,	Principal Repayments (1)
2012	$4,696,155	(2)
2013	—
2014	—
2015	—
2016	18,000,000
Thereafter	—

Total	$22,696,155

(1)	Principal payment amounts reflect actual payments based on face amount of notes payable.

(2)	Subsequent to December 31, 2011, the Company paid down an additional $3.0 million on the Series C Loan.

NOTE 7 — ACQUIRED BELOW MARKET LEASE INTANGIBLE

The Company’s acquired below market lease intangible consisted of the following:

	December 31,
	2011	2010
Acquired below-market leases, net of accumulated amortization of $93,549 (with a remaining life of 106 months)	$1,518,367	$—

	$1,518,367	$—

Amortization income relating to the intangible lease liability for the year ended December 31, 2011 was $94,000.

Estimated amortization income relating to the intangible lease liability for the five years and thereafter subsequent to December 31, 2011 is as follows:

Amortization of Below
Years Ending December 31,	Market Leases
2012	$(173,000)
2013	$(173,000)
2014	$(173,000)
2015	$(173,000)
2016	$(173,000)

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Environmental Matters

In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. In addition, the Company may acquire certain properties that are subject to environmental remediation. The Company carries environmental liability insurance on its properties that will provide limited coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company is not aware of any environmental matters which it believes will have a material effect on its results of operations, financial condition or liquidity.

NOTE 9 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred, and will continue to incur, commission, fees and expenses payable to CCI Advisors and certain of its affiliates in connection with the Offering, and the acquisition, management and sale of its assets.

Offering

Cole Capital Corporation (“Cole Capital”), the Company’s dealer-manager, receives, and will continue to receive a commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Cole Capital intends to reallow 100% of commissions earned to participating broker-dealers. In addition, up to 2% of gross offering proceeds before reallowance to participating broker-dealers will be paid to Cole Capital as a dealer-manager fee. Cole Capital, in its sole discretion, may reallow all or a portion of its dealer-manager fee to such participating broker-dealers. No selling commissions or dealer manager fees are paid to Cole Capital or other broker-dealers with respect to shares sold pursuant to the DRIP.

All organization and offering expenses (excluding selling commissions and the dealer-manager fee) are paid for by CCI Advisors or its affiliates and can be reimbursed by the Company up to 1.5% of aggregate gross offering proceeds. A portion of the other organization and offering expenses may be underwriting compensation. As of December 31, 2011, CCI Advisors had paid organization and offering costs of $3.0 million in connection with the Offering, of which $2.8 million were not included in the financial statements of the Company because such costs were not a liability of the Company as they exceeded 1.5% of gross proceeds from the Offering. This amount may become payable to CCI Advisors as the Company continues to raise proceeds in the Offering.

The Company incurred the following commissions, fees and expense reimbursements for services provided by CCI Advisors or its affiliates for the year ended December 31, 2011:

Year Ended
December 31, 2011
Offering:
Selling commissions	$836,931
Selling commissions reallowed by Cole Capital	$836,931
Dealer manager fee	$245,190
Dealer manager fee reallowed by Cole Capital	$119,114
Other organization and offering expenses	$204,516

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the period ended December 31, 2010, no commissions, fees or expense reimbursements were incurred for any such services provided by CCI Advisors or its affiliates.

Acquisitions and Operations

CCI Advisors or its affiliates receive acquisition fees of up to 2% of: (1) the contract purchase price of each property or asset the Company acquires; (2) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (3) the purchase price of any loan the Company acquires; and (4) the principal amount of any loan the Company originates. Additionally, CCI Advisors or its affiliates are reimbursed for acquisition expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction does not exceed 6.0% of the contract purchase price.

The Company pays CCI Advisors a monthly advisory fee based upon the Company’s monthly average invested assets, which is equal to the following amounts: (1) an annualized rate of 0.75% will be paid on the Company’s average invested assets that are between $0 to $2 billion; (2) an annualized rate of 0.70% will be paid on the Company’s average invested assets that are between $2 billion to $4 billion; and (3) an annualized rate of 0.65% will be paid on the Company’s average invested assets that are over $4 billion. CCI Advisors has agreed to waive its right to an advisory fee during the first year following the date the Company satisfied the minimum offering conditions of its escrow agreement, which was June 28, 2011.

The Company will reimburse CCI Advisors for the expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CCI Advisors for personnel costs in connection with services for which CCI Advisors receives acquisition fees or disposition fees.

The Company incurred the following fees and expense reimbursements for services provided by CCI Advisors or its affiliates:

Year Ended December 31, 2011
Acquisitions and Operations:
Acquisition fees and expenses	$657,000
Advisory fees and expenses	$—
Operating expenses	$—

For the period ended December 31, 2010, no fees or expense reimbursement costs were incurred for any such services provided by CCI Advisors or its affiliates.

Liquidation/Listing

If CCI Advisors, or its affiliates, provides a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of properties, the Company will pay CCI Advisors or its affiliates a disposition fee in an amount equal to up to one-half of the brokerage commission paid on the sale of property, not to exceed 1% of the contract price of each property sold; provided, however, in no event may the disposition fee paid to CCI Advisors or its affiliates, when added to the real estate commissions paid to unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6% of the contract sales price.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If the Company is sold or its assets are liquidated, CCI Advisors will be entitled to receive a subordinated performance fee equal to 15% of the net sale proceeds remaining after investors have received a return of their net capital invested and an 8% annual cumulative, non-compounded return. Alternatively, if the Company’s shares are listed on a national securities exchange, CCI Advisors will be entitled to a subordinated performance fee equal to 15% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8% annual cumulative, non-compounded return to investors. As an additional alternative, upon termination of the advisory agreement, CCI Advisors may be entitled to a subordinated performance fee similar to that to which CCI Advisors would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

During the year ended December 31, 2011 and for the period ended December 31, 2010, no commissions or fees were incurred for any such services provided by CCI Advisors and its affiliates related to the services described above.

Transactions and Agreements

In connection with the acquisition of the Medtronic Property, the Company entered into the Series C Loan. A majority of the Company’s board of directors (including all of the independent directors) not otherwise interested in the transaction approved the loan as fair, competitive and commercially reasonable, and determined that its terms were no less favorable to the Company than a loan between unaffiliated parties under similar circumstances.

During the year ended December 31, 2011, the Company acquired a 100% interest in the Medtronic Property from Series C for an aggregate purchase price of $32.9 million, exclusive of closing costs. A majority of the Company’s board of directors (including all of the Company’s independent directors) not otherwise interested in the transaction, approved the acquisition as being fair and reasonable to the Company and determined that the cost to the Company was not in excess of the lesser of the current appraised value of the property or the cost of the Medtronic Property to Series C.

NOTE 10 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged or will engage CCI Advisors and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon CCI Advisors and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 11 — STOCKHOLDERS’ EQUITY

As of December 31, 2011 and 2010, the Company was authorized to issue 490,000,000 shares of common stock and 10,000,000 shares of preferred stock. All shares of such stock have a par value of $.01 per share. On April 29, 2010, the Company issued 20,000 shares of common stock, at $10.00 per share, to Cole Holdings Corporation, the indirect owner of limited liability company interests of the Company’s advisor and dealer-manager. The Company’s board of directors may authorize additional shares of capital stock and amend their terms without obtaining shareholder approval.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Distribution Reinvestment Plan

Pursuant to the DRIP, the Company allows stockholders to elect to have their distributions reinvested in additional shares of the Company’s common stock. The purchase price per share under the DRIP is $9.50 per share. The Company’s board of directors may terminate or amend the DRIP at the Company’s discretion at any time upon 30 days prior written notice to the stockholders. During the year ended December 31, 2011, 13,863 shares were purchased under the DRIP for $132,000.

Share Redemption Program

The Company’s share redemption program permits its stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

The share redemption program provides that the Company will redeem shares of its common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. The Company will limit the number of shares redeemed pursuant to the share redemption program as follows: (1) the Company will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid; and (2) funding for the redemption of shares will be limited to the net proceeds the Company receive from the sale of shares under our DRIP. In an effort to accommodate redemption requests throughout the calendar year, the Company intend’s to limit quarterly redemptions to approximately one-fourth of 5% (1.25%) of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter, and funding for redemptions for each quarter generally will be limited to the net proceeds the Company receives from the sale of shares in the respective quarter under the DRIP.

During the term of the Offering, and until such time as the board of directors determines a reasonable estimate of the value of the Company’s shares, the redemption price per share (other than for shares purchased pursuant to the DRIP) will depend on the price paid for the shares and the length of time the stockholder has held such shares as follows: after one year from the purchase date, 95% of the amount paid for each share; after two years from the purchase date, 97.5% of the amount paid for each share; and after three years from the purchase date, 100% of the amount paid for each share. During this time period, the redemption price for shares purchased pursuant to our DRIP will be the amount paid for such shares. (In each case, the redemption price will be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). Accordingly, the redemption price will reflect a stockholder’s reduced purchase price if such stockholder received discounted or waived selling commissions and/or a waived dealer manager fee. At any time the Company is engaged in an offering of shares, the per share price for shares purchased under the redemption program will always be equal to or lower than the applicable per share offering price.

Upon receipt of a request for redemption, the Company may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. If the Company cannot purchase all shares presented for redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares the Company may redeem during any quarter or year, the Company will give priority to the redemption of deceased stockholders’ shares. The Company next will give priority to requests for full redemption of accounts with a balance of 250 shares or less at the time the Company receives the request, in order to reduce the expense of maintaining small accounts. Thereafter, the Company will honor the remaining redemption requests on a pro rata basis. Following such quarterly redemption period, the unsatisfied portion of the prior redemption request must be resubmitted, prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company redeems shares no later than the end of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for the Company to repurchase the shares in the month following the end of that fiscal quarter. The Company’s board of directors may amend, suspend or terminate the share redemption program at any time upon 30 days’ notice to the stockholders.

NOTE 12 — INCOME TAXES

For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nontaxable distributions. Nontaxable distributions will reduce U.S stockholders’ basis in their shares. The following table shows the character of the distributions we paid on a percentage basis for the year ended December 31, 2011:

Character of Distributions:	2011
Ordinary dividends	4%
Nontaxable distributions	96%

Total	100%

As of December 31, 2011, the tax basis carrying value of the Company’s land and depreciable real estate assets was $33.2 million. During the year ended December 31, 2011, the Company incurred state and local income and franchise taxes of $13,000, which has been recorded in general and administrative expenses in the consolidated statements of operations.

NOTE 13 — QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2011. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary to present a fair presentation of the results for each such periods. Because the Company did not commence principal operations until June 28, 2011, comparative financial data is not presented for the period from April 6, 2010 (Date of Inception) to December 31, 2010.

	September 30,	September 30,	September 30,	September 30,
	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$—	$9,387	$891,787	$939,970
Operating (loss) income	(53,108)	(775,403)	273,506	195,982
Net loss	(53,108)	(780,003)	(141,266)	(168,861)
Basic and diluted net loss per share (1)	(0.12)	(1.73)	(0.31)	(0.38)
Dividends per share	—	0.04	0.16	0.16

(1)	Based on the weighted average number of shares outstanding as of December 31, 2011.

NOTE 14 — SUBSEQUENT EVENTS

Issuance of Shares of Common Stock through DRIP

As of March 9, 2012, the Company had raised $20.1 million of gross proceeds through the issuance of approximately 2.0 million shares of its common stock in the Offering (including shares sold pursuant to the DRIP).

COLE CORPORATE INCOME TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notes Payable

On February 2, 2012, the Company repaid $3.0 million of the Series C Loan. In addition, the Company paid the related accrued interest of $25,000.

Restricted Cash

On February 6, 2012, Minimed satisfied the conditions for the tenant and capital improvements outlined in the purchase agreement relating to the Medtronic Property acquisition, and the lender released $1.0 million of restricted cash to the Company.

This prospectus is hereby supplemented with the following “Schedule III—Real Estate Assets and Accumulated Depreciation”, which is substantially the same as that which was included in our Annual Report on Form 10-K for the year ended December 31, 2011. Unless otherwise defined in this supplement, capitalized terms are defined in such annual report.

COLE CORPORATE INCOME TRUST, INC.

SCHEDULE III — REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

December 31, 2011

	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,
		Initial Costs			Gross Amount at
		to Company		Total	Which Carried	Accumulated
			Building and	Adjustments	at December 31,	Depreciation	Date	Date
Description (1)	Encumbrances	Land	Improvements	to Basis	2011(2)(3)	(4)(5)	Acquired	Constructed

Real Estate Held for Investment by the Company Under Operating Lease:
Medtronic Property
San Antonio, TX	$18,000,000	$3,956,317	$27,089,894	$—	$31,046,211	$443,431	6/30/11	2008

(1)	As of December 31, 2011, we owned one single-tenant, freestanding commercial property.
(2)	The aggregate cost for federal income tax purposes is approximately $33.2 million.
(3)	The following is a reconciliation of total real estate carrying value for the years and periods ended December 31:

	September 30,	September 30,
	2011	2010
Balance, beginning of period	$—	$—
Additions
Acquisitions	31,046,211	—
Improvements	—	—

Total additions	31,046,211	—

Deductions
Cost of real estate sold	—	—

Total deductions	—	—

Balance, end of period	$31,046,211	$—

(4)	The following is a reconciliation of accumulated depreciation for the years and periods ended December 31:

	September 30,	September 30,
	2011	2010
Balance, beginning of period	$—	$—
Additions
Acquisitions—Depreciation Expense for Building & Tenant Improvements Acquired	443,431	—
Improvements—Depreciation Expense for Tenant Improvements and Building Equipment	—	—

Total additions	443,431	—

Deductions
Cost of real estate sold	—	—

Total deductions	—	—

Balance, end of period	$443,431	$—

(5)	The Company’s buildings and improvements are depreciated using the straight-line method over the useful lives of the assets by class. Generally, tenant improvements are depreciated over the respective lease term and buildings are depreciated over 40 years.

S-1

Appendix E

FOR USE WITH ALABAMA INVESTORS

COLE CORPORATE INCOME TRUST, INC.
INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A INVESTMENT	(a separate Initial Subscription Agreement is required for each initial investment)

Investors should not sign this Agreement for the offering unless they have received the current final Prospectus.

1.	This subscription is in the amount of $ ☐ Check if amount is estimated

☐ Initial Subscription (minimum $2,500)

☐ Additional Subscription (minimum $1,000) (complete all sections except for B and D or complete the separate simplified Additional Subscription Agreement)

Existing Cole Account Number

2.	Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ Funds to follow
☐	ACH

☐ Checking ☐ Savings
Financial Institution

Routing/Transit No.	Account No.

3.	For purchases without selling commissions, please designate below, as applicable:

☐ RIA Account Purchase                  ☐ Registered Representative Purchase                  ☐ Cole Employee or Affiliate

B TYPE	OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1.	Non-Qualified Registration
	☐	Individual Ownership (one signature required)
	☐	Joint Tenants with Right of Survivorship (all parties must sign)
	☐	Community Property (all parties must sign)
	☐	Tenants-in-Common (all parties must sign)
	☐	Transfer on Death (fill out TOD Form to effect designation)
	☐	Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required)

State of

Custodian for (minor’s name)
	☐	Corporate Ownership (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required)
☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)
	☐	Partnership Ownership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
	☐	LLC Ownership (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)
	☐	Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)
	☐	Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)

Type of Trust: (Specify i.e., Family, Living, Revocable, etc.)

Name of Trust

Date of Trust Tax ID # (if applicable)
☐ Other (specify)

2.	Qualified Registration (make check payable to the Custodian)
☐ Traditional IRA
☐ Roth IRA
☐ Keogh Plan
☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Non-custodial ☐ Custodial
☐ Other (specify)

3.	Custodian or Clearing Firm/Platform Information (send all paperwork directly to the Custodian or Clearing Firm/Platform)

Name

Street/PO Box

City State Zip

Custodian Tax ID # (provided by Custodian)

Custodian or Clearing Firm/Platform Account #

C REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name			Co-Investor Name (if applicable)

Mailing Address			Mailing Address

City	State	Zip	City	State	Zip

Phone Business Phone			Phone Business Phone

Email Address			Email Address

SSN or Tax ID Date of Birth			SSN or Tax ID Date of Birth

☐ Cole Employee or Affiliate

Street Address (if different from mailing address or mailing address is a PO Box)

City	State	Zip

Volume Discounts
I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account Number	SSN or Tax ID

Name of Cole Program	Cole Account Number	SSN or Tax ID

D DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian or Clearing Firm/Platform if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:
☐ Custodian or Clearing Firm/Platform of Record
☐ Reinvest pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:
☐ Mail to Address of Record
☐ Reinvest pursuant to Distribution Reinvestment Plan
☐ Direct Deposit

	☐ Checking	☐ Savings
Financial Institution

Routing/Transit No.	Account No.

☐ Check if banking information is same as provided in Section A-2

☐ Mail to Brokerage Account or Third Party

Payee Name	Mailing Address

Account No.	City	State	Zip

IF YOU ELECT TO PARTICIPATE IN THE DISTRIBUTION REINVESTMENT PLAN, YOU MUST AGREE THAT IF AT ANY TIME YOU CANNOT MAKE THE INVESTOR REPRESENTATION AND WARRANTIES SET FORTH IN THE PROSPECTUS OR THIS INITIAL SUBSCRIPTION AGREEMENT, YOU MUST PROMPTLY NOTIFY COLE CORPORATE INCOME TRUST, INC. (CCIT) IN WRITING OF THAT FACT.

By signing this agreement, I authorize CCIT to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize CCIT to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

E  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-5)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT at least five business days before signing this Subscription Agreement. Alabama investors shall have five full business days from receipt of the final Prospectus before executing any and all subscription documents and payment for the securities is exchanged.

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the shares are not liquid.

5. My (our) liquid net worth is at least 10 times my (our) investment in CCIT and similar programs.

          Optional: By initialing here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-866-907-2653

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCIT unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT. In deciding to invest in CCIT, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT and each person selling shares of CCIT common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, the company will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Investor’s Signature	Date	Custodian Signature	Date

Co-Investor’s Signature	Date

F	REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1.
Name of Registered Representative
Rep ID #
Mailing Address
	City	State	Zip
	Phone	Email Address

2.
Name of Broker-Dealer
Rep CRD #
Have you changed firm affiliation (since last purchase)?
☐ Yes ☐ No

G	REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

1.
Name of RIA Representative
Mailing Address
	City	State	Zip
	Phone	Email Address

Have you changed firm affiliation (since last purchase)?
☐ Yes ☐ No

2.
Name of RIA Firm
SEC Registered RIA ☐ Yes ☐ No
State Registered RIA ☐ Yes ☐ No

States Registered

RIA IARD
Name of Clearing Firm
Name of Affiliate Broker Dealer

H	REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and Cole Corporate Income Trust, Inc. that I have reasonable grounds for believing that the purchase of the shares by the investor in CCIT is a suitable and appropriate investment for this investor.
Signature of Registered or RIA Representative		Signature of Broker/Dealer or Clearing Firm/Platform

☐  I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCIT	CCIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

E-4 CCIT-AGMT-AL-01 (02-12)

Appendix F

FOR USE WITH ALABAMA INVESTORS

COLE CORPORATE INCOME TRUST, INC.
ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK					866.907.2653

This form may be used by any current investor in Cole Corporate Income Trust, Inc. (CCIT), who desires to purchase additional shares of CCIT and who purchased their shares directly from CCIT. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCIT Initial Subscription Agreement.

A INVESTMENT (a completed Initial Subscription Agreement is required for each initial investment)
1.	This subscription is in the amount of $ (minimum $1,000) and is an Additional Subscription
☐ Check if amount is estimated

2.	Payment will be made with:	☐ Enclosed check	☐ Funds wired		☐ Funds to follow
☐ ACH

		☐ Checking		☐ Savings
Financial Institution

	Routing/Transit No.	Account No.

B REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)		SSN or Tax ID

Existing Cole Account Number

Volume Discounts
I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

Name of Cole Program	Cole Account Number	SSN or Tax ID

Name of Cole Program	Cole Account Number	SSN or Tax ID

C INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-5)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT at least five business days before signing this Subscription Agreement. Alabama investors shall have five full business days from receipt of the final Prospectus before executing any and all subscription documents and payment for the securities is exchanged.

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the shares are not liquid.

5. My (our) liquid net worth is at least 10 times my (our) investment in CCIT and similar programs.

F-1

             Optional: By initialing here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-866-907-2653.

If you are choosing to Go Green, please provide your email address here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCIT unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT. In deciding to invest in CCIT, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT and each person selling shares of CCIT common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

A sale of the shares may not be completed until at least five business days after the date the subscriber receives the final Prospectus. If a subscriber’s subscription is accepted, the company will send the subscriber confirmation of their purchase after they have been admitted as an investor.

Investor’s Signature	Date	Custodian Signature	Date

Co-Investor’s Signature	Date

D REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative		Rep and Branch ID #

E REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

Name of RIA Representative		RIA IARD

F REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and CCIT that I have reasonable grounds for believing that the purchase of the shares by the investor in CCIT is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative		Signature of Broker/Dealer or Clearing Firm/Platform

☐  I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCIT	CCIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

F-2                                                                                        CCIT_AI_AGMT_AL_01(02-12)